As filed with the Securities and Exchange Commission on March 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPER LEAGUE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1990734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2912 Colorado Ave., Suite #203

Santa Monica, California 90404

(213) 421-1920

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Ann Hand

Chief Executive Officer

Super League Enterprise, Inc.

2912 Colorado Ave., Suite #203

Santa Monica, California 90404

(213) 421-1920

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Ann Hand Chief Executive Officer Super League Enterprise, Inc. 2912 Colorado Ave., Suite #203 Santa Monica, California 90404 (213) 421-1920	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 655 West Broadway, Suite 870 San Diego, CA 92101 (619) 272-7050

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED March 15, 2024

16,003,844 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 16,003,844 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified herein (collectively, with any of such stockholders’ transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholders”). The shares of Common Stock being registered hereunder include (A) shares of Common Stock issuable upon conversion of (i) 8,438 shares of Series AAA Convertible Preferred Stock, par value $0.001 per share and (ii) 4,656 shares of Series AAA-2 Convertible Preferred Stock, par value $0.001 per share (collectively, the “Conversion Shares”); (B) shares of Common Stock issuable as dividends on shares of the Series AAA Preferred Stock and AAA-2 Preferred Stock (the “Dividend Shares”); and (C) shares of Common Stock issued to three institutional investors in connection with certain piggyback registration rights (the “Piggyback Shares” and, collectively with the Conversion Shares and the Dividend Shares, the “Securities”). For additional information on the Securities, see the sections titled “The Private Placement and Exchange” and “The Piggyback Shares.”

We will not receive any proceeds from the resale of the Securities by the Selling Stockholders in this offering. All selling and other expenses incurred by the Selling Stockholders will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholders may offer, sell, or dispose of their Securities.

Our Common Stock is listed on The Nasdaq Capital Market, which we sometimes refer to herein as “Nasdaq,” under the symbol “SLE.” The last reported sale price of our Common Stock on March 14, 2024 was $1.77 per share.

Investing in these securities involves a high degree of risk. Refer to the section entitled “Risk Factors” on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	4
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	15
DESCRIPTION OF OUR CAPITAL STOCK	16
DIVIDEND POLICY	32
EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE	33
EXECUTIVE COMPENSATION	41
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	51
LEGAL MATTERS	52
EXPERTS	52
WHERE YOU CAN FIND MORE INFORMATION	52

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information set forth under the section entitled “Risk Factors,” as well as our financial statements, the related notes thereto, and other information incorporated by reference into this prospectus. Some of the statements in this prospectus and the information incorporated by reference into this prospectus constitute forward-looking statements. For additional information, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “Super League,” and “Super League Enterprise” refer to Super League Enterprise, Inc., a Delaware corporation, and its wholly owned subsidiaries, Mobcrush Streaming, Inc., a Delaware corporation, and Super League Gaming, UK Ltd., a company organized under the laws of England and Wales.

Overview

Super League Enterprise, Inc. (Nasdaq: SLE), is a leading strategically-integrated publisher and creator of games and experiences across the world’s largest immersive digital platforms. From metaverse gaming powerhouses such as Roblox, Minecraft and Fortnite, to the most popular Web3 environments such as Sandbox and Decentraland, to bespoke worlds built using the most advanced 3D creation tools, Super League’s innovative solutions provide incomparable access to massive audiences who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn and create. As a true end-to-end activation partner for dozens of global brands, Super League offers a complete range of development, distribution, monetization and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry.

Our Strategy

We believe that virtual world platforms are where the next generation lives and are a launchpad of unlimited new interactive worlds and content. In a world of blended physical-to-digital lives and smarter, more immersive screens, consumer expectations are increasing for more customized and personalized digital experiences, changing the way consumers will socialize, play, create, collaborate, shop, learn and work.

While our roots are in open gaming platforms where interactive worlds were first spawned, we believe our success is in the creation, growth, and monetization of digital experiences across the wider immersive web landscape. Super League’s vision is to build the most comprehensive immersive web publishing engine and be the driver of the next generation of digital platform businesses and experiences.

Built on a powerful foundation of unmatched capabilities, solutions and software platforms that have driven consistent success for innovative brand experiences, creator growth and monetization, and significant consumer engagement, our scalable, vertically-integrated engine offers:

●	Successful owned and third-party publishing worlds, experiences and destinations;

●	Innovative marketing solutions for brands and developers; and

●	Valued tools and services for creators and developers.

Our Business

As an early mover creating engaging experiences inside of metaverse, or “open world,” game platforms since 2015, Super League has converted our deep understanding of young gamers into significant audience reach in virtual world gaming platforms. We believe we have successfully iterated our business model through these market insights, and our organic and inorganic growth to establish scale and ultimately drive our monetization strategies. Our strong and growing product-market fit currently reaches over 100 million monthly unique players in Roblox, Minecraft and Fortnite and generates over one billion monthly impressions. Our software supports the creation and operation of our owned and third-party metaverse gaming worlds and experiences, along with creator tools and analytics underpinned by a creator economy. These tools enable Super League to access these extended audiences with our innovative in-game and in-stream ad products, and allow our game designers and content creators to participate in our advertising economy. Our analytics suite provides Super League, brands and advertisers, and game developers data that informs campaign measurement and insights, along with enhanced game design. Beyond our primary advertising revenue stream, we have the opportunity to extend further downstream in the metaverse gaming worlds we operate and generate direct to consumer revenues. In addition, our platform, and our capability to produce compelling gaming-centric video and livestream broadcasts drives viewership to our own and our brand partner’s digital channels and generates content production and syndication revenues from third party partners.

Specifically, Super League’s digital experience and media products provide a wide range of solutions for brands and advertisers. From branded in-game experiences, through to custom content and media, Super League can provide end-to-end solutions for brands to acquire customers, deepen brand affinity and deliver campaign performance with innovative advertising inventory. As Super League has scaled in both metaverse player and viewing audience reach, we have experienced growth in both the average revenue size of advertiser programs, along with a strong percentage of repeat buyers, while upholding our premium cost per impressions (“CPM”) advertising rates and margins, further validating a new premium social marketing channel for advertisers to reach elusive Generation Z and Alpha gamers. Additionally, our capability and proprietary technology is now being applied to new virtual world platforms beyond our core offering and is proving to be an enterprise solution for our owned and branded digital experiences that are less temporal and campaign-centric, generating revenue opportunities that are more diversified, annual in nature and less impacted by traditional advertising seasonality.

The Private Placement and Exchange

On November 6, 2023, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with a registered broker dealer, which acted as the Company’s exclusive placement agent (the “Placement Agent”), pursuant to which the Company entered into subscription agreements between November 30, 2023 and December 22, 2023 (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with accredited investors relating to an offering (the “Offering” or “Private Placement”) with respect to the sale of an aggregate of (i) 5,377 shares of newly designated Series AAA Convertible Preferred Stock, par value $0.001 per share (the “Series AAA Preferred”) and (ii) 2,978 shares of newly designated Series AAA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-2 Preferred” and collectively with the Series AAA Preferred, the “Series AAA Stock”), at a purchase price of $1,000 per share, for aggregate gross proceeds to the Company of approximately $8,355 million.

Pursuant to the terms of the Placement Agency Agreement, the Company paid the Placement Agent an aggregate cash fee of $835,500, a non-accountable expense allowance of $167,100 , and will issue to the Placement Agent or its designees warrants to purchase an aggregate of 718,270 shares of Common Stock in connection with the Offering (the “Placement Agent Warrants”), including 465,750 warrants with an exercise price of $1.674 per share and 252,520 warrants with an exercise price of $1.71 per share.

Also pursuant to the Placement Agency Agreement on November 30, 2023 and December 22, 2023, the Company entered into certain Series A Exchange Agreements (the “Series A Agreement”) and Series AA Exchange Agreements (the “Series AA Agreement”, and collectively with the Series A Agreement, the “Exchange Agreements”), with certain holders (the “Holders”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), and Series AA Convertible Preferred Stock, par value $0.001 per share (“Series AA Preferred”), pursuant to which the Holders exchanged an aggregate of 6,367 shares of Series A Preferred and/or Series AA Preferred, for an aggregate of 6,367 shares of Series AAA Preferred (the “Exchange”). Additional Investment Rights shall also be granted with respect to shares of Series AAA Preferred issued in the Exchange.  The Exchange closed concurrently with the closing of the Subscription Agreements.

With respect to shares of Series AAA Preferred Stock issued in the Exchange, the Placement Agent exchanged previously issued placement agent warrants to purchase an 88,403 shares of Common Stock of the Company that were issued in connection with the Series A and Series AA Preferred Stock financings of the Company, at exercise prices ranging from $7.60 to $13.41 per share, for new Placement Agent Warrants to purchase (i) a total of 347,428 shares of Common Stock at an exercise price of $1.674 per share and (ii) a total of 199,778 shares of Common Stock at an exercise price of $1.71 per share.

The Company and the investors in the Offering executed a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement, of which this prospectus forms a part, covering the resale of: (A) 150% of the shares of Common Stock issuable upon the conversion of the Series AAA Stock at the initial exercise price set forth in the applicable Certificate of Designation of Preferences, Powers and Rights (“Certificate of Designations”) of each series (the “Conversion Shares”); (B) the shares of Common Stock issuable as payment of dividends on the Series AAA Stock (the "Dividend Shares”, and collectively with the Conversion Shares, the “Securities”), within sixty days following the final closing of the Offering and to use its best efforts to cause such registration statement to become effective within 90 days of the filing date.

The foregoing description of the Form of Subscription Agreement, Form of Registration Rights Agreement, Form of Series A Exchange Agreement, Form of Series AA Exchange Agreement and Form of Placement Agent Warrants are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5, respectively, to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2023.  The foregoing description of the Placement Agency Agreement is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2023.

A copy of the Certificate of Designation of Preferences, Rights and Limitations of Series AAA Preferred Stock is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2023. A copy of the Certificate of Designation of Preferences, Rights and Limitations of Series AA-2 Preferred Stock is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 22, 2023.

The Piggyback Shares

On May 16, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three institutional investors (collectively, the “Note Holders”) providing for the sale and issuance of a new series of senior secured convertible notes in the aggregate original principal amount of $4,320,000, of which 8% is an original issue discount (each, a “Note,” and, collectively, the “Notes,” and such financing, the “Note Offering”). All principal outstanding on the Note was repaid in full on January 3,2023, and all outstanding interest was paid in full on February 22, 2023.

On March 12, 2024, the Company and the Note Holders entered into that certain Mutual General Release and Settlement Agreement (the “Mutual Release”) with the Note Holders, whereby the Company, among other things, issued the Piggyback Shares to the Note Holders in consideration of the mutual release of all claims between the Company and the Note Holders related to the Purchase Agreement. Pursuant to the terms of the Mutual Release, the Company is registering the Piggyback Shares for resale in this Registration Statement on Form S-3.

The foregoing description of the Mutual Release is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2024. The foregoing descriptions of the Securities Purchase Agreement and Note are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to the Company’s Current Report on Form 8-K, filed with the Commission on May 16, 2022.

Risk Factors

Our business is subject to substantial risk. Please carefully review the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the securities offered by this prospectus.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Impact of COVID-19 Pandemic

The novel coronavirus and actions taken to mitigate the spread of it have had and may continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the Company. Although we were impacted by the general deferral in advertising spending by brands and sponsors resulting from the COVID-19 pandemic for a significant portion of the year ended December 31, 2020 (“Fiscal Year 2020”), we reported significant quarter over quarter growth in revenue in the second half of Fiscal Year 2020, the year ended December 31, 2021, and the year ended December 31, 2022, and we expect to continue to expand our advertising revenue in future periods, as we continue to expand our advertising inventory, viewership and related sales activities. Notwithstanding the growth in revenues and in user engagement metrics discussed herein, the broader impact of the ongoing COVID-19 pandemic on our results of operations and overall financial performance remains uncertain. The pandemic may continue to impact our revenue and revenue growth in future periods and is likely to continue to adversely impact certain aspects of our business and our partners, including advertising demand, retail expansion plans and our in-person electronic video game sports (“esports”) experiences.

Corporate Information

Super League Enterprise, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc., and on September 11, 2023, we change our corporate name from Super League Gaming, Inc. to Super League Enterprise, Inc. Our principal executive offices are located at 2912 Colorado Avenue, Suite #203, Santa Monica, California 90404. Our Company telephone number is (213) 421-1920 and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	Up to 16,003,844 shares of Common Stock.

Shares of Common Stock outstanding prior to this offering	5,358,708 shares.

Shares of Common Stock to be outstanding after this offering	21,362,592 shares of Common Stock, taking into consideration the conversion of the Securities.

Use of proceeds	We will not receive any proceeds from the resale of the Securities by the Selling Stockholders in this offering. For additional information, refer to the section entitled “Use of Proceeds.”

Terms of this offering

The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices.

Nasdaq symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

Risk factors

Investing in our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties described in or incorporated by reference under the section entitled “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. For additional information, refer to the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Unless otherwise noted, the number of shares of our Common Stock outstanding prior to and after this offering is based on 5,358,708 shares of Common Stock outstanding as of February 20, 2024, and excludes:

●	750,684 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $4.03 per share;

●

395,364 shares of Common Stock issuable upon exercise of outstanding stock options under our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”), with a weighted average exercise price of $15.71 per share;

●	87,919 shares of Common Stock reserved for future issuance pursuant to the 2014 Plan;

●	280,941 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	788,484 shares of Common Stock issuable upon the exercise of certain placement agent warrants to purchase our Common Stock, with a weighted average exercise price of $4.34;

●

11,584,417 shares of Common Stock issuable upon the conversion of the Company’s Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series AA Preferred Stock, Series AA-2 Preferred Stock, Series AA-3 Preferred Stock, Series AA-4 Preferred Stock, Series AA-5 Preferred Stock, Series AAA Preferred Stock, and Series AAA-2 Preferred Stock; and

●	500,000 shares of Common Stock issued as the Piggyback Shares to the Note Holders on March 12, 2024.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our Common Stock could decline materially and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors,” as well as in those sections of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”) entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for making each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements are subject to considerable risks and uncertainties, as well as other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including:

●	the overall strength and stability of general economic conditions and of the esports industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●

other risks and uncertainties, including those described within the section entitled “Risk Factors” in our 2022 Annual Report, and subsequent Quarterly Reports on Form 10-Q, which risk factors are incorporated herein by reference.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the section entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, any prospectus supplement and the documents incorporated herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

USE OF PROCEEDS

The Securities registered under this prospectus may be resold from time to time by the Selling Stockholders. Accordingly, we will not receive proceeds from any resale of the Securities in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. All selling and other expenses incurred by the Selling Stockholders will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders identified in the table below, or by the future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholders, of the Securities. The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Securities, or they may sell none of the Securities. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the resale of any of the Securities.

Between November 30, 2023 and December 22, 2023, we entered into subscription agreements and exchange agreements with accredited investors relating to an offering and the sale of:

●	8,438 shares of Series AAA Preferred (for which we are registering 10,330,529 shares of Common Stock as conversion shares), with an initial conversion price of $1.674 per share; and

●	4,656 shares of Series AAA-2 Preferred (for which we are registering 5,173,355 shares of Common Stock as conversion shares), with an initial conversion price of $1.71 per share.

In connection with the Private Placement, we have agreed to file this registration statement covering the resale of 150% of the shares of Common Stock initially underlying the Series AAA Preferred and Series AAA-2 Preferred sold in the offering, as determined based upon the initial exercise price in each respective Certificate of Designations,  together with the Dividend Shares issuable thereon.

The Series AAA Preferred and Series AAA-2 Preferred contain limitations that prevent the holder thereof from acquiring shares upon conversion that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA Stock delivered to the Company pursuant to the terms of the applicable Certificate of Designations prior to the issuance of any shares of Series AAA Stock, 9.99%). The number of shares in the third column reflects this limitation.

On March 12, 2024, we issued the Piggyback Shares to the Note Holders pursuant to the Mutual Release. Pursuant to the Mutual Release Agreement, we agreed to file this registration statement covering the resale of the Piggyback Shares, as reflected in the column in the table below titled “Piggyback Shares.”

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table is prepared based on information supplied to us by the Selling Stockholders. Unless otherwise indicated below, none of the Selling Stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.

		Conversion Shares Offered for Resale Pursuant to this Prospectus		Dividend Shares Offered for Resale Pursuant to this Prospectus (5)		Piggyback Shares Offered for Resale Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (6)(7)
Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering (2)	Series AAA Conversion Shares (3)	Series AAA-2 Conversion Shares (4)	Dividend Shares (Year 1)	Dividend Shares (Year 2)		Number	Percent

3i, LP (8)	-	-	-	-	-	250,000	-	-
Ashok & Harshida Patel	56,752	44,804	-	5,974	5,974		-	-
Adam Pollack	113,500	89,606	-	11,947	11,947		-	-
Albemarle Shoals Fund, LLC (9)	221,111	-	174,561	23,275	23,275		-	-
Albert Gentile and Hiedi Gentile	113,500	89,606	-	11,947	11,947		-	-
Anthony Intenzo	111,112	-	87,720	11,696	11,696		-	-
Antonio Piraino	56,752	44,804	-	5,974	5,974		-	-
Barry Shemaria	17,026	13,442	-	1,792	1,792		-	-
Bary W. Pollack	28,890	-	22,808	3,041	3,041		-	-
BN Leis Consultant Inc (10)	56,752	44,804	-	5,974	5,974		-	-
BPY Limited (11)	-	-	-	-	-	100,000	-	-
Brad Clayton & Jennifer Clayton	113,500	89,606	-	11,947	11,947		-	-
Bradley Karp and Belinda Karp	227,001	179,211	-	23,895	23,895		-	-
Brett Newman	28,375	22,401	-	2,987	2,987		-	-
Brian Kent Langham	43,130	34,050	-	4,540	4,540		-	-
Bruce P Inglis and Nancy M Inglis Jtwros	56,752	44,804	-	5,974	5,974		-	-
Bruce Rogers	22,222	-	17,544	2,339	2,339		-	-
Burt Stangarone	56,752	44,804	-	5,974	5,974		-	-
Cage S. Johnson 2016 Trust (12)	28,890	-	22,808	3,041	3,041		-	-
Carlyle C Eubank II	33,334	-	26,316	3,509	3,509		-	-
Cheryl Hintzen	27,778	-	21,930	2,924	2,924		-	-
Christoper P. Wood	22,699	17,921	-	2,389	2,389		-	-
Christopher and Denise Blum JTWROS	56,752	44,804	-	5,974	5,974		-	-
Christopher Hayes	56,752	44,804	-	5,974	5,974		-	-
Christopher Reynolds and Linda Seyfert	11,112	-	8,772	1,170	1,170		-	-
Clayton Struve	567,503	448,029	-	59,737	59,737		-	-
Clifford Augspurger	55,556	-	43,860	5,848	5,848		-	-
Dale Myer	66,668	-	52,632	7,018	7,018		-	-
Daniel B. Salvas	27,778	-	21,930	2,924	2,924		-	-
David & Janet Snazuk Jtwros	111,112	-	87,720	11,696	11,696		-	-
David Goldhagen	56,752	44,804	-	5,974	5,974		-	-
Debra Reuben Trust (13)	66,668	-	52,632	7,018	7,018		-	-
Dennis and Jane Jones	111,112	-	87,720	11,696	11,696		-	-
Don Quinn	277,779	-	219,299	29,240	29,240		-	-
Donald P. Sesterhenn	51,075	40,323	-	5,376	5,376		-	-
Douglas S. Gannett Gift Trust No. 1 (14)	56,752	44,804	-	5,974	5,974		-	-
Dr. Erich Weidenbener	170,251	134,409	-	17,921	17,921		-	-
Dr. Peggy Garjian	113,500	89,606	-	11,947	11,947		-	-
E. Michael Pompizzi	29,510	23,298	-	3,106	3,106		-	-
Edward W. Golebiewski III	113,500	89,606	-	11,947	11,947		-	-
Edward Wavak	166,667	-	131,579	17,544	17,544		-	-
Equity Trust Company FBO Brien Wloch IRA	113,500	89,606	-	11,947	11,947		-	-
Frank Redey	22,699	17,921	-	2,389	2,389		-	-
Gary Douglas Enterprises LLC (15)	55,556	-	43,860	5,848	5,848		-	-
Gary Gettelfinger	28,375	22,401	-	2,987	2,987		-	-
Grant Macquilkan	56,752	44,804	-	5,974	5,974		-	-
Harold S. Reisenfeld Trust (16)	283,753	224,015	-	29,869	29,869		-	-
Herman and Esther Friedman	55,556	-	43,860	5,848	5,848		-	-
Jacob David Wiznitzer	59,021	46,595	-	6,213	6,213		-	-
James Moore	28,375	22,401	-	2,987	2,987		-	-
James Papania	28,375	22,401	-	2,987	2,987		-	-
Jan Arnett	56,752	44,804	-	5,974	5,974		-	-
Joan L. BonAnno Trust U/A dtd 12.05.2002 (17)	851,256	672,044	-	89,606	89,606		-	-
Joel F. Henning	28,375	22,401	-	2,987	2,987		-	-

Joel Yanowitz and Amy Metzenbaum 2003 Revocable Trust (18)	79,450	62,724	-	8,363	8,363		-	-
John C Boyer, Marilyn L Boyer	56,752	44,804	-	5,974	5,974		-	-
John V. Boulger	113,500	89,606	-	11,947	11,947		-	-
Jon Vogler	22,222	-	17,544	2,339	2,339		-	-
Joseph Santoro	11,112	-	8,772	1,170	1,170		-	-
Kelly Joe Gaskins	88,890	-	70,176	9,357	9,357		-	-
Kenneth E. Chyten	28,375	22,401	-	2,987	2,987		-	-
Krigsman Family Trust UDT April 13, 2015 (19)	28,375	22,401	-	2,987	2,987		-	-
Kurtis D. Hughes	56,752	44,804	-	5,974	5,974		-	-
Leonard Lewis	227,001	179,211	-	23,895	23,895		-	-
Lewis Kanter	28,890	-	22,808	3,041	3,041		-	-
Ligi Investments LLLP (20)	113,500	89,606	-	11,947	11,947		-	-
Mainstar Trust ,Custodian FBO Daniel Kinzie, IRA #TW004826 (21)	22,699	17,921	-	2,389	2,389		-	-
Manny Family Revocable Trust (22)	55,556	-	43,860	5,848	5,848		-	-
Mara Roth	111,112	-	87,720	11,696	11,696		-	-
Mark and Joann Maurer	68,099	53,763	-	7,168	7,168		-	-
Martin Brunner	33,334	-	26,316	3,509	3,509		-	-
Matthew Mohebbi	45,401	35,843	-	4,779	4,779		-	-
Maurer Partnership LP (23)	215,652	170,252	-	22,700	22,700		-	-
Menachem Deutsch	222,223	-	175,439	23,392	23,392		-	-
Michael Delaney	113,500	89,606	-	11,947	11,947		-	-
Michael Kearns	55,556	-	43,860	5,848	5,848		-	-
Mitchell Burger	55,556	-	43,860	5,848	5,848		-	-
MKF Holdings LLC (24)	510,752	403,226	-	53,763	53,763		-	-
N. Michael Wolsonovich Jr.	28,375	22,401	-	2,987	2,987		-	-
Nomis Bay Ltd. (25)	-	-	-	-	-	150,000	-	-
Northlea Partners LLLP (26)	22,699	17,921	-	2,389	2,389		-	-
P. David Adelson	113,500	89,606	-	11,947	11,947		-	-
Pamlico Shoals Capital, LLC (27)	483,333	-	381,579	50,877	50,877		-	-
Pamlico Shoals Targeted Opportunities Fund, LP (28)	704,444	-	556,140	74,152	74,152		-	-
Patrick DeCavaignac	133,333	-	105,263	14,035	14,035		-	-
Paul C and Elizabeth Belden Living Trust DTD 09/08/2020 (29)	90,801	71,685	-	9,558	9,558		-	-
Philip Serbin	22,699	17,921	-	2,389	2,389		-	-
Ralph Hagedorn	113,500	89,606	-	11,947	11,947		-	-
Raymond Barbush III	10,214	8,064	-	1,075	1,075		-	-
Raymond J. BonAnno Trust U/A dtd 12.05.2002 (30)	851,256	672,044	-	89,606	89,606		-	-
RBC Capital Markets LLC Cstdn FBO James Balsbaugh Roth IRA (31)	27,778	-	21,930	2,924	2,924		-	-
RBC Capital Markets LLC Custodian FBO Andrew and Kristie Sherrill JTWROS (32)	113,500	89,606	-	11,947	11,947		-	-
RBC Capital Markets LLC Custodian fbo Anthony Barr (33)	227,001	179,211	-	23,895	23,895		-	-
RBC Capital Markets LLC Custodian fbo Souheil Haddad IRA (34)	277,779	-	219,299	29,240	29,240		-	-
RBC Capital Markets LLC Custodian fbo Steven M Chester IRA (35)	22,222	-	17,544	2,339	2,339		-	-
RBC Capital Markets LLC Custodian fbo Sunil and Sudha Narkar Trust (36)	113,500	89,606	-	11,947	11,947		-	-
Richard Holbrook	56,752	44,804	-	5,974	5,974		-	-
Richard Molinsky	28,375	22,401	-	2,987	2,987		-	-
Richard Santiamo	55,556	-	43,860	5,848	5,848		-	-
Robert Lavinsky	227,001	179,211	-	23,895	23,895		-	-
Salomon A. Mishaan	56,752	44,804	-	5,974	5,974		-	-
Sean Janzer	17,026	13,442	-	1,792	1,792		-	-
Seth Goldberg	27,778	-	21,930	2,924	2,924		-	-
Souheil Haddad	166,667	-	131,579	17,544	17,544		-	-
Stephen F. Matthews & Martha L. Ballard	111,112	-	87,720	11,696	11,696		-	-
Steve Franklin	33,334	-	26,316	3,509	3,509		-	-
Sunil Ravi	113,500	89,606	-	11,947	11,947		-	-
Taihe Wang	22,222	-	17,544	2,339	2,339		-	-
Tammron Jay Kleeman	28,375	22,401	-	2,987	2,987		-	-

Tasso Partners, LLC (37)	1,034,815.00	222,222	-	29,630	29,630	27,250	-
Teddy Kwong	28,375	22,401	-	2,987	2,987	-	-
The Gault Living Trust (38)	28,375	22,401	-	2,987	2,987	-	-
The MG 1996 Irrevocable Trust (39)	1,135,006	896,058	-	119,474	119,474	-	-
The Robert L Bahr Revocable Trust (40)	56,752	44,804	-	5,974	5,974	-	-
Thomas A Masci Jr	666,666	-	526,316	70,175	70,175	-	-
Vasu and Sai Rao	33,334	-	26,316	3,509	3,509	-	-
Vishanta Revocable Trust (41)	113,500	89,606	-	11,947	11,947	-	-
William Dress	244,445	-	192,983	25,731	25,731	-	-
Yandle Family Revocable Trust September 5, 2001 (42)	227,001	179,211	-	23,895	23,895	-	-

* Less than 1.0%.

(1)

Information concerning named Selling Stockholders or future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholder or others who later hold any Selling Stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)

Includes (i) shares of Common Stock held by the Selling Stockholder, (ii) shares of Common Stock issuable upon conversion of securities convertible into Common Stock held by the Selling Stockholder, and (iii) the Dividend Shares, which shares are being registered by the registration statement of which this prospectus forms a part.

(3)

Represents 150% of the shares of Common Stock issuable upon conversion of Shares of Series AAA Preferred, which is convertible into such number of shares of Common Stock equal to the number of Series AAA Preferred multiplied by the stated value of $1,000, divided by the conversion price. The initial conversion price of the Series AAA Preferred is $1.674.

(4)

Represents 150% of the shares of Common Stock issuable upon conversion of Shares of Series AAA-2 Preferred, which is convertible into such number of shares of Common Stock equal to the number of Series AAA-2 Preferred multiplied by the stated value of $1,000, divided by the conversion price. The initial conversion price of the Series AAA-2 Preferred is $1.71.

(5)

Represents Dividend Shares issuable to the Selling Stockholder. Pursuant to their respective Certificates of Designation, the number of Dividend Shares are calculated as that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying each of the Series AAA Preferred and Series AAA-2 Preferred, as determined by the initial conversion price of each respective series, then held by such holder on the 12 and 24 month anniversaries of the respective filing date.

(6)

Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of February 20, 2024, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Amounts reported in this column assumes that each Selling Stockholder will sell all of the Securities offered pursuant to this prospectus that may be issued upon conversion of the shares of Series AAA Preferred and Series AAA-2 Preferred held thereby and identified herein. In accordance with the Purchase Agreement, in no event are we permitted to issue shares of Common Stock in excess of the Beneficial Ownership Limitation. Beneficial ownership included in this Selling Stockholder table reflects the total number of shares potentially issuable upon conversion of the Series AAA Preferred and Series AAA-2 Preferred, and does not give effect to the Beneficial Ownership Limitation. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, may be lower than as reflected in this table.

(7)	Percentage ownership is based on 5,358,708 shares of Common Stock outstanding as of February 20, 2024.
(8)	As Manager of the General Partner of 3i, LP, Maier J. Tarlow may be deemed to be the beneficial owner of the securities reported herein.
(9)	As President of Albermarle Shoals Fund, LLC, Michael Layman may be deemed to be the beneficial owner of the securities reported herein.
(10)	As Principal of BN Leis Consultant Inc., Brian Leis may be deemed to be the beneficial owner of the securities reported herein.
(11)	As Director of BPY Limited, James Keyes may be deemed to be the beneficial owner of the securities reported herein.
(12)	As trustee of the Cage S. Johnson 2016 Trust, Cage Johnson may be deemed to be the beneficial owner of the securities reported herein.
(13)	As Trustee of the Debra Reuben Trust, Debra Reuben may be deemed to be the beneficial owner of the securities reported herein.
(14)	As Trustee of the Douglas S. Gannett Gift Trust No. 1, Douglas Gannett may be deemed to be the beneficial owner of the securities reported herein.
(15)	As Manager of Gary Douglas Enterprises LLC, Gary Douglas may be deemed to be the beneficial owner of the securities reported herein.
(16)	As Trustee of the Harold S. Reisenfeld Trust, Harold Reisenfeld may be deemed to be the beneficial owner of the securities reported herein.
(17)	As Trustee of the Joan L. BonAnno Trust U/A dtd 12.05.2002, Joan L. Bonanno may be deemed to be the beneficial owner of the securities reported herein.
(18)	As Trustees of the Joel Yanowitz and Amy Metzenbaum 2003 Revocable Trust, Joel and Amy Yanowitz may be deemed to be the beneficial owners of the securities reported herein.
(19)	As Trustee of the Krigsman Family Trust UDT April 13, 2015, Marc Krigsman may be deemed to be the beneficial owner of the securities reported herein.
(20)	As Manager of the General Partner of Ligi Investments LLLP, Jennifer Ligeti may be deemed to be the beneficial owner of the securities reported herein.
(21)	Daniel L. Kinzie may be deemed to be the beneficial owner of the securities reported herein.
(22)	As Trustee of the Manny Family Revocable Trust, Benjamin Manny may be deemed to be the beneficial owner of the securities reported herein.
(23)	As Managing Member of Maurer Partnership LP, Mark Maurer may be deemed to be the beneficial owner of the securities reported herein.
(24)	As Manager of MKF Holdings LLC, Mary Kay Fagin may be deemed to be the beneficial owner of the securities reported herein.
(25)	As Director of Nomis Bay, LTD, James Keyes may be deemed to be the beneficial owners of the securities reported herein.
(26)	As Manager of the General Partner of Northlea Partners LLLP, John Abeles may be deemed to be the beneficial owner of the securities reported herein.
(27)	As President of Pamlico Shoals Capital, LLC, Michael Layman may be deemed to be the beneficial owner of the securities reported herein.

(28)	As President of Pamlico Shoals Targeted Opportunities Fund, LP, Michael Layman may be deemed to be the beneficial owner of the securities reported herein.
(29)	As Trustees of the Paul C and Elizabeth Belden Living Trust DTD 09/08/2020, Paul and Elizabeth Belden may be deemed to be the beneficial owners of the securities reported herein.
(30)	As Trustee of the Raymond J. BonAnno Trust U/A dtd 12.05.2002, Raymond J. Bonanno may be deemed to be the beneficial owner of the securities reported herein.
(31)	James F. Balsbaugh may be deemed to be the beneficial owner of the securities reported herein.
(32)	Andrew and Kristie Sherrill may be deemed to be the beneficial owner of the securities reported herein.
(33)	Anthony Barr may be deemed to be the beneficial owner of the securities reported herein.
(34)	Souheil Haddad may be deemed to be the beneficial owner of the securities reported herein.
(35)	Steven M Chester may be deemed to be the beneficial owner of the securities reported herein.
(36)	As Trustees of the Sunil and Sudha Narkar Trust, Sunil and Sudha Narkar may be deemed to be the beneficial owners of the securities reported herein.
(37)	As Trustee of GCL Family Trust, Manager of Tasso Capital, LLC, the Manager of Tasso Partners LLC, Dana M. Carrera may be deemed to be the beneficial owner of the securities reported herein.
(38)	As Trustee of The Gault Living Trust, Harold S. Gault may be deemed to be the beneficial owner of the securities reported herein.
(39)	As Trustee of The MG 1996 Irrevocable Trust, Stephen Bolduc may be deemed to be the beneficial owner of the securities reported herein.
(40)	As Trustee of The Robert L Bahr Revocable Trust, Robert Bahr may be deemed to be the beneficial owner of the securities reported herein.
(41)	As Trustee of the Vishanta Revocable Trust, Vipin Bhavsar may be deemed to be the beneficial owner of the securities reported herein.
(42)	As Trustee of the Yandle Family Revocable Trust September 5, 2001, John Yandle may be deemed to be the beneficial owner of the securities reported herein.

PLAN OF DISTRIBUTION

We are registering the Securities held by the Selling Stockholders identified herein to permit the resale of these shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Securities, if any. We will bear all fees and expenses incident to our obligation to register the shares of our Common Stock.

The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. The resale of the Securities offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption or exclusion from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We will pay certain fees and expenses we incur incident to the registration of the securities offered by this prospectus, including legal and accounting fees.

Under applicable rules and regulations under the Exchange Act any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation (our “Charter”) authorizes the issuance of up to 400,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Summary of Securities

The following description summarizes certain terms of our capital stock. Because this description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Amended and Restated Bylaws (our “Bylaws”), which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Charter currently authorizes the issuance of up to 400,000,000 shares of Common Stock. As of February 20, 2024, there were 5,358,708 shares of our Common Stock issued and outstanding, which were held by approximately 263 stockholders of record. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Neither our Charter nor our Bylaws provide for cumulative voting rights.

Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Preferred Stock

Currently, there are eleven series of our preferred stock outstanding; Series A Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock, Series A-5 Convertible Preferred Stock (the Series A Convertible Preferred Stock through the Series A-5 Convertible Preferred Stock is hereinafter collectively, the “Series A Preferred Stock”), Series AA Convertible Preferred Stock, Series AA-2 Convertible Preferred Stock, Series AA-3 Convertible Preferred Stock, Series AA-4 Convertible Preferred Stock, Series AA-5 Convertible Preferred Stock (the Series AA Convertible Preferred Stock through the Series AA-5 Convertible Preferred Stock is hereinafter collectively, the “Series AA Preferred Stock”), Series AAA Convertible Preferred Stock and Series AAA-2 Convertible Preferred Stock (the Series AAA Convertible Preferred Stock and Series AAA-2 Convertible Preferred Stock is hereinafter collectively, the “Series AAA Preferred Stock”). The rights and preferences associated with each series are summarized below.

Series A Preferred

On November 22, 2022, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (the “Series A Certificate of Designation”) with the State of Delaware.  As of February 20, 2024, there were 808 shares of Series A Preferred outstanding.

Conversion and Rank

Each share of Series A Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series A Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series A Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $12.40, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations: (1) the Series A Preferred will automatically convert into shares of Common Stock at the Conversion Price upon the earlier of (a) the 24-month anniversary of the filing date of the Series A-2 Preferred Certificate of Designation with the Delaware Secretary of State (the “Series A Effective Date”) or (b) the consent to conversion by holders of at least 51% of the outstanding shares of Series A Preferred; and (2) on the one year anniversary of the Series A Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series A Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series A Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series A Preferred convert shares of the Series A Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series A Preferred delivered to the Company pursuant to the terms of the Series A Certificate of Designations prior to the issuance of any shares of Series A-5 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series A Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A Preferred then held by such holder on the 12 and 24 month anniversaries of the Series A Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series A Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series A Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the primary market limitations, except that holders of Series A Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series A Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred, (b) increasing the number of authorized shares of Series A Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series A Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series A Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series A Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A Preferred together with holders of Series A-2 Preferred, Series A-3 Preferred, Series A-4 Preferred, Series A-5 Preferred, Series AA Preferred Stock, and Series AAA Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series A-2 Preferred

On November 28, 2022, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A-2 Preferred Stock (the “Series A-2 Certificate of Designation”) with the State of Delaware.  As of February 20, 2024, there were 463 shares of Series A-2 Preferred outstanding.

Conversion and Rank

Each share of Series A-2 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series A-2 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series A-2 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $13.292, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations: (1) the Series A-2 Preferred will automatically convert into shares of Common Stock at the Conversion Price upon the earlier of (a) the 24-month anniversary of the filing date of the Series A-2 Preferred Certificate of Designation with the Delaware Secretary of State (the “Series A-2 Effective Date”) or (b) the consent to conversion by holders of at least 51% of the outstanding shares of Series A-2 Preferred; and (2) on the one year anniversary of the Series A-2 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series A-2 Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series A-2 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series A-2 Preferred convert shares of the Series A-2 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series A-2 Preferred delivered to the Company pursuant to the terms of the Series A-2 Certificate of Designations prior to the issuance of any shares of Series A-2 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series A-2 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A-2 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series A-2 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series A-2 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series A-2 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the primary market limitations, except that holders of Series A-2 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series A-2 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A-2 Preferred, (b) increasing the number of authorized shares of Series A-2 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series A-2 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series A-2 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series A-2 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A-2 Preferred together with holders of Series A Preferred, Series A-3 Preferred, Series A-4 Preferred and Series A-5 Preferred, and Series AA Preferred Stock will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series A-3 Preferred

On November 30, 2022, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A-3 Preferred Stock (the “Series A-3 Certificate of Designation”) with the State of Delaware.  As of February 20, 2024, there were 315 shares of Series A-3 Preferred outstanding.

Conversion and Rank

Each share of Series A-3 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series A-3 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series A-3 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $13.408, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations: (1) the Series A-3 Preferred will automatically convert into shares of Common Stock at the Conversion Price upon the earlier of (a) the 24-month anniversary of the filing date of the Series A-2 Preferred Certificate of Designation with the Delaware Secretary of State (the “Series A-3 Effective Date”) or (b) the consent to conversion by holders of at least 51% of the outstanding shares of Series A-3 Preferred; and (2) on the one year anniversary of the Series A-3 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series A-3 Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series A-3 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series A-3 Preferred convert shares of the Series A-3 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series A-3 Preferred delivered to the Company pursuant to the terms of the Series A-3 Certificate of Designations prior to the issuance of any shares of Series A-3 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series A-3 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A-3 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series A-3 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series A-3 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series A-3 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the primary market limitations, except that holders of Series A-3 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series A-3 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A-3 Preferred, (b) increasing the number of authorized shares of Series A-3 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series A-3 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series A-3 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series A-3 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A-3 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-4 Preferred and Series A-5 Preferred, and Series AA Preferred Stock will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series A-4 Preferred

On December 22, 2022, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A-4 Preferred Stock (the “Series A-4 Certificate of Designation”) with the State of Delaware.  As of February 20, 2024, there were 551 shares of Series A-4 Preferred outstanding.

Conversion and Rank

Each share of Series A-4 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series A-4 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series A-4 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $7.602 subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations: (1) the Series A-4 Preferred will automatically convert into shares of Common Stock at the Conversion Price upon the earlier of (a) the 24-month anniversary of the filing date of the Series A-2 Preferred Certificate of Designation with the Delaware Secretary of State (the “Series A-4 Effective Date”) or (b) the consent to conversion by holders of at least 51% of the outstanding shares of Series A-4 Preferred; and (2) on the one year anniversary of the Series A-4 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series A-4 Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series A-4 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series A-4 Preferred convert shares of the Series A-4 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series A-4 Preferred delivered to the Company pursuant to the terms of the Series A-4 Certificate of Designations prior to the issuance of any shares of Series A-4 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series A-4 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A-4 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series A-4 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series A-4 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series A-4 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the primary market limitations, except that holders of Series A-4 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series A-4 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A-4 Preferred, (b) increasing the number of authorized shares of Series A-4 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series A-4 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series A-4 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series A-4 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A-4 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-5 Preferred, and Series AA Preferred Stock will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series A-5 Preferred

On January 31, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A-5 Preferred Stock (the “Series A-5 Certificate of Designation”) with the State of Delaware.  As of February 20, 2024, there were 812 shares of Series A-5 Preferred outstanding.

Conversion and Rank

Each share of Series A-5 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series A-5 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series A-5 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $11.092, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations: (1) the Series A-5 Preferred will automatically convert into shares of Common Stock at the Conversion Price upon the earlier of (a) the 24-month anniversary of the filing date of the Series A-2 Preferred Certificate of Designation with the Delaware Secretary of State (the “Series A-5 Effective Date”) or (b) the consent to conversion by holders of at least 51% of the outstanding shares of Series A-5 Preferred; and (2) on the one year anniversary of the Series A-5 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series A-5 Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series A-5 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series A-5 Preferred convert shares of the Series A-5 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series A-5 Preferred delivered to the Company pursuant to the terms of the Series A-5 Certificate of Designations prior to the issuance of any shares of Series A-5 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series A-5 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A-5 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series A-5 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series A-5 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series A-5 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the primary market limitations, except that holders of Series A-5 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series A-5 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A-5 Preferred, (b) increasing the number of authorized shares of Series A-5 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series A-5 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series A-5 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series A-5 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A-5 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, and Series AA Preferred Stock will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA Preferred

On April 19, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series AA Preferred Stock, par value $0.001 per share (the “Series AA Preferred”)  (the “Series AA Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 3,343 shares of Series AA Preferred outstanding.

Conversion and Rank

Each share of Series AA Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.43, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AA Preferred convert shares of the Series AA Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA Preferred delivered to the Company pursuant to the terms of the Series AA Certificate of Designations prior to the issuance of any shares of Series AA Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA Preferred, (b) increasing the number of authorized shares of Series AA Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred and Series AA-5 Preferred, will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-2 Preferred

On April 20, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-2 Preferred Stock (the “Series AA-2 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were zero shares of Series AA-2 Preferred outstanding.

Conversion and Rank

Each share of Series AA-2 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-2 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-2 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $0.5215, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-2 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-2 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-2 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AA-2 Preferred convert shares of the Series AA-2 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-2 Preferred delivered to the Company pursuant to the terms of the Series AA-2 Certificate of Designations prior to the issuance of any shares of Series AA-2 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-2 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-2 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-2 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-2 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-2 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-2 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-2 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-2 Preferred, (b) increasing the number of authorized shares of Series AA-2 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-2 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-2 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-2 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-2 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, Series AA Preferred, Series AA-3 Preferred, Series AA-4 Preferred and Series AA-5 Preferred, will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-3 Preferred

On April 28, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-3 Preferred Stock (the “Series AA-3 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 391 shares of Series AA-3 Preferred outstanding.

Conversion and Rank

Each share of Series AA-3 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-3 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-3 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.50, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-3 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-3 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-3 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AA-3 Preferred convert shares of the Series AA-3 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-3 Preferred delivered to the Company pursuant to the terms of the Series AA-3 Certificate of Designations prior to the issuance of any shares of Series AA-3 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-3 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-3 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-3 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-3 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-3 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-3 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-3 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-3 Preferred, (b) increasing the number of authorized shares of Series AA-3 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-3 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-3 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-3 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-3 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-4 Preferred and Series AA-5 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-4 Preferred

On May 5, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-4 Preferred Stock (the “Series AA-4 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 515 shares of Series AA-4 Preferred outstanding.

Conversion and Rank

Each share of Series AA-4 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-4 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-4 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.284, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-4 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-4 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-4 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AA-4 Preferred convert shares of the Series AA-4 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-4 Preferred delivered to the Company pursuant to the terms of the Series AA-4 Certificate of Designations prior to the issuance of any shares of Series AA-4 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-4 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-4 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-4 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-4 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-4 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-4 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-4 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-4 Preferred, (b) increasing the number of authorized shares of Series AA-4 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-4 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-4 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-4 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-4 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred and Series AA-5 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-5 Preferred

On May 26, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-5 Preferred Stock (the “Series AA-4 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 550 shares of Series AA-5 Preferred outstanding.

Conversion and Rank

Each share of Series AA-5 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-5 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-5 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.284, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-5 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-5 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-5 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AA-5 Preferred convert shares of the Series AA-5 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-5 Preferred delivered to the Company pursuant to the terms of the Series AA-5 Certificate of Designations prior to the issuance of any shares of Series AA-5 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-5 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-5 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-5 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-5 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-5 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-5 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-5 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-5 Preferred, (b) increasing the number of authorized shares of Series AA-5 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-5 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-5 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-5 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-5 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred, Series A-4 Preferred, Series A-5 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, and Series AA-4 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AAA Preferred

On November 30, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA Preferred Stock (the “Series AA-4 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 8,488 shares of Series AAA Preferred outstanding.

Conversion and Rank

Each share of Series AAA Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.674, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AAA Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AAA Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AAA Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AAA Preferred convert shares of the Series AAA Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA Preferred delivered to the Company pursuant to the terms of the Series AAA Certificate of Designations prior to the issuance of any shares of Series AAA Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AAA Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA Preferred, (b) increasing the number of authorized shares of Series AAA Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred and Series AAA-2 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AAA-2 Preferred

On December 22, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-2 Preferred Stock (the “Series AAA-2 Certificate of Designation”) with the State of Delaware. As of February 20, 2024, there were 5,234 shares of Series AA-5 Preferred outstanding.

Conversion and Rank

Each share of Series AAA-2 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA-2 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA-2 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.71, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AAA-2 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AAA-2 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AAA-2 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

Conversion Restriction

At no time may a holder of shares of Series AAA-2 Preferred convert shares of the Series AAA-2 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA-2 Preferred delivered to the Company pursuant to the terms of the Series AAA-2 Certificate of Designations prior to the issuance of any shares of Series AAA-2 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA-2 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA-2 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AAA-2 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA-2 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA-2 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA-2 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA-2 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA-2 Preferred, (b) increasing the number of authorized shares of Series AAA-2 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA-2 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA-2 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA-2 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA-2 Preferred together with holders of Series A Preferred, Series A-2 Preferred, Series A-3 Preferred, Series A-4 Preferred, Series A-5 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred and Series AAA Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Act, the Exchange Act, any other claim for which the federal courts have exclusive jurisdiction or concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

Transfer Agent and Registrar

Our transfer agent is Issuer Direct whose address is 1981 E. Murray Holladay Rd #100, Salt Lake City, Utah 84117 and its telephone number is (801) 272-9294.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. The payment of dividends on our Common Stock will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

Holders of our Series A Preferred, Series A-2 Preferred, Series A-3 Preferred, Series A-4 Preferred, Series A-5 Preferred, Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred are entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series A Preferred, Series AA Preferred or Series AAA Preferred then held by such holder on the 12 and 24 month anniversaries of the Effective Date. See the section titled “Description of Our Capital Stock.”

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Executive Officers

Our executive officers are appointed by the Board and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Positions
Ann Hand	55	Chief Executive Officer and Chair
Clayton Haynes	54	Chief Financial Officer
Matt Edelman	54	President and Chief Commercial Officer
David Steigelfest	56	Chief Platform Officer, Corporate Secretary and Director

Ann Hand

Chief Executive Officer, Chair of the Board

Ms. Hand has served as our Chief Executive Officer and Chair of our Board since June 2015. From June 2015 to January 13, 2023, Ms. Hand also served as our President. Over the past 20 years, Ms. Hand has served as a market-facing executive with a track record in brand creation and turn- around with notable delivery at the intersection of social impact with consumer trends and technology to create bold offers, drive consumer preference and deliver bottom line results. Prior to joining the Company, from 2009 to 2015, Ms. Hand served as Chief Executive Officer and as a director of Project Frog, a venture-backed firm with a mission to democratize healthy, inspired buildings that are better, faster, greener, and more affordable than traditional construction. From 1998 through 2008, Ms. Hand served in various senior executive positions with BP plc, including Senior Vice President, Global Brand Marketing & Innovation from 2005 to 2008, during which time she led many award-winning integrated marketing campaigns and oversaw the entire brand portfolio of B2C and B2B brands, including BP, Castrol, Arco, am/pm and Aral. Additionally, she served as Chief Executive, Global Liquefied Gas Business Unit with full P&L accountability across 15 countries and 3,000 staff, covering operations, logistics, sales and marketing with over $3 billion in annual revenue. Ms. Hand was recognized by Goldman Sachs - “100 Most Intriguing Entrepreneurs” in 2014, by Fortune - “Top 10 Most Powerful Women Entrepreneurs” in 2013, and Fast Company – “100 Most Creative People” in 2011. Ms. Hand earned a Bachelor of Arts in Economics from DePauw University, an MBA from Northwestern’s Kellogg School of Management, and completed executive education at Cambridge, Harvard and Stanford Universities.

Ms. Hand’s extensive background in corporate leadership and her practical experience in brand creation and turn-arounds directly align with the Company’s focus, and ideally position her to make substantial contributions to the Board, both as Chair of the Board and as the leader of the Company’s executive team.

Clayton Haynes

Chief Financial Officer

Mr. Haynes was appointed as our Chief Financial Officer in August 2018. From 2001 to August 2018, Mr. Haynes served as Chief Financial Officer, Senior Vice President of Finance and Treasurer of Acacia Research Corporation (NASDAQ: ACTG), an industry-leading intellectual property licensing and enforcement and technology investment company. From 1992 to March 2001, Mr. Haynes was employed by PricewaterhouseCoopers LLP, ultimately serving as a Manager in the Audit and Business Advisory Services practice, where he provided and managed full scope financial statement audit and business advisory services for public and private company clients with annual revenues up to $1 billion in a variety of sectors, including manufacturing, distribution, oil and gas, engineering, aerospace and retail. Mr. Haynes received a Bachelor of Arts in Economics and Business/Accounting from the University of California at Los Angeles, an MBA from the University of California at Irvine Paul Merage School of Business and is a Certified Public Accountant (Inactive).

Matt Edelman

President and Chief Commercial Officer

Mr. Edelman oversees the Company’s revenue, marketing, content, creative services and business development activities, and has served as our Chief Commercial Officer since July 2017. Mr. Edelman is the owner of PickTheBrain, a leading digital self-improvement business, a board member and marketing committee member of the Epilepsy Foundation of Greater Los Angeles and has over 20 years of experience working in the digital and traditional media and entertainment industries. Since 2001, he has served as an advisor and consultant to numerous digital and media companies, including, amongst others, Nike, Marvel, MTV, Sony Pictures, 20th Century Fox and TV Guide. Prior to joining the Company, from 2014 to 2017, Mr. Edelman served as the Head of Digital Operations and Marketing Solutions at WME-IMG (now Endeavor), where he was responsible for several areas, including digital audience and revenue growth through content, social media and paid customer acquisition across the company’s global live events business within sports, fashion, culinary and entertainment verticals; digital marketing services for consumer brands, college athletics programs and talent; and management of direct-to-consumer digital content businesses, including both eSports and Fashion OTT properties. From 2010 to 2013, Mr. Edelman served as the Chief Executive Officer of Glossi (previously ThisNext), an authoring platform enabling individuals to create their own digital magazines. Previously, Mr. Edelman also founded and/or served in executive positions at multiple early-stage digital media companies. Mr. Edelman earned a Bachelor of Arts in Politics from Princeton University.

Mr. Edelman served as the Company’s Chief Commercial Officer during the fiscal year ended December 31, 2022, and was appointed as President on January 13, 2023.

David Steigelfest

Chief Platform Officer, Corporate Secretary and Director

Mr. Steigelfest co-founded the Company in 2014 and has served as a director on our Board since that time. In addition, Mr. Steigelfest served has our Chief Platform Officer since May 2018. An attorney by education, David has served as an executive and entrepreneur in the digital and technology space for more than 20 years. Prior to co-founding the Company in 2014, Mr. Steigelfest founded rbidr LLC, a media and technology startup and a pioneer in yield management and price optimization software, where he served as Chief Executive Officer from 2008 to 2013. From 2013 to 2014, Mr. Steigelfest worked for Cosi Consulting, where he provided management consulting services ranging from complex project management, PMO, software design, 3rd party software integration and migration, enterprise content management, data management and system-based regulatory compliance to various Fortune 500 companies. From 2001 to 2008, Mr. Steigelfest worked on Wall Street at Deutsche Bank, where he oversaw various multi-million-dollar change management projects. In addition, Mr. Steigelfest previously served as Vice President of eCommerce at Starguide Digital Networks, where he had responsibility over the streaming media portal, CoolCast. CoolCast utilized satellite technology to distribute high quality streaming content into multi-cast enabled networks bypassing Internet bottlenecks. Prior to Starguide, Mr. Steigelfest served as the Director of Product Management at Gateway Computers, where he oversaw Gateway.com and Gateway’s business-to-business extranet system, eSource. In addition, Mr. Steigelfest has consulted for companies of all sizes throughout his career addressing a wide variety of IT and business challenges, including complex business process change, software implementation and e-commerce. Mr. Steigelfest received a Bachelor of Arts in International Relations and Psychology from Syracuse University, and a JD with an emphasis in business transactions and business law from Widener University School of Law.

As a co-founder of the Company and a lead developer of the Company’s platform, Mr. Steigelfest provides the Board of Directors with critical insight into the technological aspects of the Company’s operations and the ongoing development of the platform, attributes that make Mr. Steigelfest a particularly valued member of the Board.

Board of Directors

Our Amended and Restated Bylaws (“Bylaws”) provide that the number of directors that constitute the entire Board of Directors (the “Board”) shall be fixed from time to time by resolution adopted by a majority of the entire Board, but that in no event shall the number be less than one. Our Amended and Restated Certificate of Incorporation, as amended (our “Charter”) classifies our Board of Directors into three classes with staggered three-year terms, designated as follows:

●	Class I, comprised of two directors, Kristin Patrick and David Steigelfest (with terms expiring at our 2024 annual meeting of stockholders);

●	Class II, comprised of two directors, Jeff Gehl and Michael Keller (with terms expiring at our 2025 annual meeting of stockholders).

●	Class III, comprised of two directors, Ann Hand and Mark Jung (with terms expiring at our 2025 annual meeting of stockholders).

Our Board currently consists of the following six members:

Name	Age	Positions	Class	Director Since	Committee Memberships
					A	CP	NCG	SC
Ann Hand	55	Chief Executive Officer, Chair	Class III	2015
Jeff Gehl	55	Director Nominee	Class II	2015	C		M	M
Mark Jung	61	Independent Director	Class III	2019	M	C		C
Michael Keller	53	Director Nominee	Class II	2018	M	M	C	M
Kristin Patrick	53	Independent Director	Class I	2018		M	M
David Steigelfest	56	Chief Platform Officer, Corporate Secretary and Director	Class I	2014

A – Audit Committee
C – Committee Chair

CP – Compensation Committee

NCG – Nominating and Governance Committee

SC – Strategic Committee

M – Committee Member

Ann Hand

Chief Executive Officer, Chair of the Board

Please see Ms. Hand’s biography in the preceding section under the heading “Executive Officers.”

Jeff Gehl

Independent Director

Mr. Gehl has served as a director on our Board since 2015. Mr. Gehl is a co-owner at VLOC LLC. Since 2001, Mr. Gehl has been a Managing Partner of RCP Advisors. Mr. Gehl is responsible for leading RCP's client relations function and covering private equity fund managers in the western United States. He is a General Partner of BKM Capital Partners, L.P. Previously, Mr. Gehl was an Advisor at Troy Capital Partners until 2018. In addition, Mr. Gehl founded and served as Chairman and Chief Executive Officer of MMI, a technical staffing company, and acquired Big Ballot, Inc., a sports marketing firm. He currently serves as a Director of P10 Industries, Inc., a Director of Veritone, Inc. (NASDAQ: VERI) and an Advisory Board member of several of RCP’s underlying funds, as well as Accel-KKR and Seidler Equity Partners. Mr. Gehl was the Manager of VLOC. Mr. Gehl received the 1989 “Entrepreneur of the Year” award from University of Southern California’s Entrepreneur Program. He obtained a Bachelor of Science in Business Administration from the University of Southern California's Entrepreneur Program.

Mr. Gehl’s wide range of experience in financing, developing and managing high-growth technology companies, as well as his entrepreneurial experience, has considerably broadened the Board’s perspective, particularly as the Company engaged in capital raising activities to fund the early stages of its development. Mr. Gehl also serves as our Board-designated “audit committee financial expert,” as the Chair of the Board’s Audit Committee and as a member of the Nominating and Governance Committee.

Mark Jung

Independent Director

Mr. Jung has served as a director on our Board since July 2019. Mr. Jung currently serves as an independent consultant to multiple media and technology companies. Previously, Mr. Jung served on the board of directors of Accela, a leading provider of cloud-based productivity and civic engagement solutions for government, from March 2016 to April 2019. During his tenure on the board of Accela, Mr. Jung also held executive management positions for Accela, including as Chairman and interim Chief Executive Officer from August 2016 to March 2017 and from April 2018 to October 2018, as well as serving as Executive Chairman from March 2017 to April 2018. Prior to Accela, Mr. Jung served as Executive Chairman of OL2, a leading cloud solutions provider for gaming and graphics-rich applications, from May 2013 to March 2015; Samba Safety, a provider of driver risk management solutions from May 2016 to September 2021; and ReadyUp, a provider of an esports platform for player networking and team management from March 2019 to February 2023. Currently, Mr. Jung serves as a member of the board of directors of Millennium Trust Company, a leading financial services company offering niche alternative custody solutions to institutions, advisors and individuals; Inmar, a provider of intelligent commerce network solutions; and PocketRN, a telenursing platform and services provider. Mr. Jung graduated with a BS in engineering from Princeton University and received his MBA from Stanford University Graduate School of Business.

With over three decades of experience serving as a C-suite executive at several prominent companies within the digital entertainment and video game industries, and extensive public and private board member experience, we believe Mr. Jung provides our Board with invaluable knowledge and insight regarding key strategies and best practices for building gaming communities and creating a demand for gaming-related content in the market that can accelerate our audience development and content monetization strategies, and will also share key learnings with Super League gained from his experience navigating the transition of companies from private to public. Mr. Jung also serves as Chair of the Board’s Compensation Committee and as a member of the Audit Committee.

Michael Keller

Independent Director

Mr. Keller has served as a director on our Board since November 2018. From July 2014 to February 2018, Mr. Keller served as an advisor and board member for Cake Entertainment, an independent entertainment company specializing in the production, distribution, development, financing and brand development of kids’ and family properties, as managing director of Tiedemann Wealth Management from March 2008 to December 2013, as co-founder and principal of Natrica USA, LLC from August 2006 to March 2008 and as Senior Vice President of Brown Brothers Harriman Financial Services from July 1996 to June 2006. Mr. Keller earned a Bachelor of Arts in History from Colby College.

With over 15 years of experience in asset and portfolio management, and experience in helping companies gain exposure for their products and services, including in the entertainment industry, we believe Mr. Keller provides our Board with useful insight that will help us as we allocate resources to expand the utility of our platform and other technologies. Mr. Keller also serves as Chair of the Board’s Nominating and Governance Committee and as a member of the Audit Committee and the Compensation Committee.

Kristin Patrick

Independent Director

Ms. Patrick has served as a director on our Board since November 2018, and currently serves as Executive Vice President and Chief Marketing Officer of Claire's, a position she has held since March 2021. Previously, Ms. Patrick served as President and Chief Marketing Officer of Eros Innovations, a position she held from January 2019 to March 2021. Prior to her time with Eros Innovations, Ms. Patrick served as Global Chief Marketing Officer of Soda Brand at Pepsico, Inc., a position she held from June 2013 to January 2019. Prior to her time with Pepsico, Inc., Ms. Patrick served as Chief Marketing Officer of Playboy Enterprises, Inc. from November 2011 to June 2013, and as Executive Vice President of Marketing Strategy for William Morris Endeavor from January 2010 to November 2011. Ms. Patrick has also held senior marketing positions at Liz Claiborne's Lucky Brand, Walt Disney Company, Calvin Klein, Revlon and NBC Universal and Gap, Inc. A Brandweek "Next Gen Marketer" and Reggie Award recipient, Ms. Patrick received her Bachelor of Arts from Emerson College and J.D. from Southwestern University.

As we continue to expand the visibility of our brand, we believe Ms. Patrick will provide instrumental input on our marketing efforts, and will assist the Board and management with initiating marketing programs to enable us to meet our short-term and long-term growth objectives. Ms. Patrick also serves as a member of the Board’s Compensation Committee and the Nominating and Governance Committee.

David Steigelfest

Chief Platform Officer, Corporate Secretary, Director

Please see Mr. Steigelfest’s biography in the preceding section under the heading “Executive Officers.”

Role of Board in Risk Oversight Process

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. Cybersecurity risk is a key consideration in our operational risk management capabilities, and we continuously strive to implement best practices to mitigate risk. Given the nature of our operations and business, cybersecurity risk may manifest itself through various business activities and channels and is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. Our Board will oversee and review reports on significant matters of corporate security, including cybersecurity. In addition, we maintain specific cyber insurance through our corporate insurance program, the adequacy of which is subject to review and oversight by our Board.

Our Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, our Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our Board as a whole.

Board Committees and Independence

Our Board has established the following three standing committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, and Strategic Committee. Our Board has adopted written charters for each of these committees, copies of which are available under the Corporate Governance section of our website at http://ir.superleague.com.

Audit Committee

Our Audit Committee is currently comprised of Jeff Gehl, who serves as the Audit Committee Chair, Michael Keller and Mark Jung, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee met four times during the year ended December 31, 2023. Pursuant to its charter, the Audit Committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

●	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

●

reviewing and discussing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q prior to the release of such information;

●	reviewing and reassessing the adequacy of the Audit Committee’s charter, at least annually;

●	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●

reviewing on a periodic basis, or as appropriate, our policies with respect to risk assessment and management, and our plan to monitor, control and minimize such risks and exposures, with the independent public accountants, internal auditors, and management;

●	reviewing any earnings announcements and other public announcements regarding our results of operations;

●	preparing the report that the SEC requires in our annual proxy statement, upon becoming subject to the Securities Exchange Act of 1934, as amended (“Exchange Act”);

●

complying with all preapproval requirements of Section 10A(i) of the Exchange Act and all Securities and Exchange Commission (“SEC”) rules relating to the administration by the Audit Committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 CFR Part 210.2-01(c)(7);

●	administering the policies and procedures for the review, approval and/or ratification of related party transactions involving the Company or any of its subsidiaries; and

●	making other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board.

Our Board has affirmatively determined that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Gehl qualifies as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq Stock Market rules and regulations. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

Our Compensation Committee is currently comprised of Mark Jung, who serves as the Compensation Committee Chair, Kristin Patrick and Michael Keller, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The Compensation Committee’s main function is to assist our Board in the discharge of its responsibilities related to the compensation of our executive officers. The Compensation Committee met five times during the year ended December 31, 2023. Pursuant to its charter, the Compensation Committee is primarily responsible for, among other things:

●

reviewing our compensation programs and arrangements applicable to our executive officers, including all employment-related agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, our executive officers, and advising management and the Board regarding such programs and arrangements;

●

reviewing and recommending to the Board the goals and objectives relevant to CEO compensation, evaluating CEO performance in light of such goals and objectives, and determining CEO compensation based on the evaluation;

●	retaining, reviewing and assessing the independence of compensation advisers;

●	monitoring issues associated with CEO succession and management development;

●	overseeing and administering our equity incentive plans;

●	reviewing and making recommendations to our Board with respect to compensation of our executive officers and senior management;

●	reviewing and making recommendations to our Board with respect to director compensation;

●

endeavoring to ensure that our executive compensation programs are reasonable and appropriate, meet their stated purpose (which, among other things, includes rewarding and creating incentives for individuals and Company performance), and effectively serve the interests of the Company and our stockholders; and

●

upon becoming subject to the Exchange Act, preparing and approving an annual report on executive compensation and such other statements to stockholders which are required by the SEC and other governmental bodies.

Nominating and Governance Committee

Our Nominating and Governance Committee is currently comprised of Michael Keller, who serves as the Nominating and Governance Committee Chair, Kristin Patrick and Jeff Gehl, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The Nominating and Governance Committee met four times during the year ended December 31, 2023. Pursuant to its charter, the Nominating and Governance Committee is primarily responsible for, among other things:

●	assisting the Board in identifying qualified candidates to become directors, and recommending to our Board nominees for election at the next annual meeting of stockholders;

●	leading the Board in its annual review of the Board’s performance;

●	recommending to the Board nominees for each Board committee and each committee Chair;

●

reviewing and overseeing matters related to the independence of Board and committee members, in light of the independence requirement of the Nasdaq Stock Market and the rules and regulations of the SEC;

●	overseeing the process of succession planning of our CEO and other executive officers; and

●	developing and recommending to the Board corporate governance guidelines, including our Code of Business Conduct, applicable to the Company.

Strategic Committee

Our Strategic Committee was formed on October 1, 2023 and is currently comprised of Mark Jung (Chairman), and Michael Keller and Jeff Gehl, each of which are members of the committee. The Strategic Committee met three times during the year ended December 31, 2023. Pursuant to its charter, the Strategic Committee is primarily responsible for reviewing and advising on strategies submitted by management relating to financing options, M&A opportunities, and strategic options, among other things.

Board Qualifications and Experience

Our Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member or executive officer of another publicly held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

At no time have any of the members of our Compensation Committee been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any other entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Our Board’s Leadership Structure

Our Board has discretion to determine whether to separate or combine the roles of Chair and Chief Executive Officer. Ms. Hand has served in both roles since 2015, and our Board continues to believe that her combined role is most advantageous to the Company and its stockholders. Ms. Hand possesses in-depth knowledge of the issues, opportunities and risks facing us, as well as our business and our industry. Ms. Hand is best positioned to fulfill the Chair’s responsibility to develop meeting agendas that focus the Board’s time and attention on critical matters and to facilitate constructive dialogue among Board members on strategic issues.

In addition to Ms. Hand’s leadership, the Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas, and regular executive sessions.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. We provide our Code of Business Conduct and Ethics under the Corporate Governance section of our website at http://ir.superleague.com.  We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in our filings with the SEC under the Exchange Act.

Limitation of Liability and Indemnification

Our Charter and Bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). In addition, the Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, we have entered into or plan to enter into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We have obtained and expect to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Stockholder Communications

If you wish to communicate with the Board of Directors, you may send your communication in writing to:

Super League Enterprise, Inc.

2912 Colorado Avenue, Suite #203

Santa Monica, California 90404

Attn: Corporate Secretary

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. Our Corporate Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.

Section 16(a) Beneficial Ownership Reporting Compliances

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of copies of such reports furnished to our Company and representation that no other reports were required during the fiscal year ended December 31, 2023, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC.

Director Independence

Our Board has determined that the following four of our six directors qualify as independent directors, as determined in accordance with the Listing Rule 5605 of the Nasdaq Stock Market: Messrs. Gehl, Keller and Jung, and Ms. Patrick. Nasdaq Listing Rule 5605 includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq Stock Market listing rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Ms. Hand, our Chief Executive Officer and Chair, is a first cousin of Mr. Gehl, a member of our Board. There are no other family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

We are an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our “named executive officers,” who are those individuals serving as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at December 31, 2023, the end of the last completed fiscal year (the “Named Executive Officers”).

We have identified Ann Hand, David Steigelfest and Matt Edelman as our Named Executive Officers for the year ended December 31, 2023. Our Named Executive Officers for our fiscal year ending December 31, 2024 are subject to change, as we may hire or appoint new executive officers.

For the fiscal years ended December 31, 2023 and 2022, compensation for our Named Executive Officers was as follows:

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)

Ann Hand	2023	$425,000	$222,000	(2)	$360,000	$382,000	$1,389,000
Chief Executive Officer (4)	2022	$425,000	$140,000	(3)	$1,627,200	$-	$2,192,200

David Steigelfest	2023	$330,000	$123,000	(2)	$60,000	$103,000	$616,000
Secretary	2022	$330,000	$40,000	(3)	$336,200	$-	$706,200

Matt Edelman	2023	$330,000	$123,000	(2)	$60,000	$154,000	$667,000
Chief Commercial Officer, President (4)	2022	$330,000	$100,000	(3)	$336,200	$-	$766,200

(1)

This column represents the grant date fair value calculated in accordance with the FASB’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). Compensation expense for stock-based awards is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense, typically on a straight-line basis over the employee’s requisite service period (generally the vesting period of the equity award) which is generally two to four years. Compensation expense for awards with performance conditions that affect vesting is recorded only for those awards expected to vest or when the performance criteria are met. The fair value of restricted stock and restricted stock unit awards is determined by the product of the number of shares or units granted and the grant date market price of the underlying common stock. The fair value of stock option and common stock purchase warrant awards is estimated on the date of grant utilizing the Black-Scholes-Merton option pricing model. The Company utilizes the simplified method for estimating the expected term for options granted to employees due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The Company accounts for forfeitures of awards as they occur. Estimates of expected volatility of the underlying common stock for the expected term of the stock option used in the Black-Scholes-Merton option pricing model are determined by reference to historical volatilities of the Company’s common stock and historical volatilities of similar companies.

A condition affecting the exercisability or other pertinent factors used in determining the fair value of an award that is based on an entity achieving a specified share price constitutes a market condition pursuant to ASC 718, “Stock based Compensation,” (“ASC 718”). A market condition is reflected in the grant-date fair value of an award, and therefore, a Monte Carlo simulation model is utilized to determine the estimated fair value of the equity-based award. Compensation cost is recognized for awards with a market condition, provided the requisite service period is satisfied, regardless of whether the market condition is ever satisfied.

Cancellation of an existing equity-classified award along with a concurrent grant of a replacement award is accounted for as a modification under ASC 718, “Stock-based Compensation.” Total compensation cost to be recognized in connection with a modification and concurrent grant of a replacement award is equal to the original grant date fair value plus any incremental fair value, calculated as the excess of the fair value of the replacement award over the fair value of the original awards on the cancellation date. Any incremental compensation cost related to vested awards is recognized immediately on the modification date. Any incremental compensation cost related to unvested awards is recognized prospectively over the remaining service period, in addition to the remaining unrecognized grant date fair value.

The applicable amounts included in the table above do not represent the actual value, if any, that may be realized by the Named Executive Officers.

(2)	Includes executive bonus amounts earned in connection with the 2023 executive bonus program approved at the discretion of the Board.

(3)	Includes executive bonus amounts earned in connection with the 2022 executive bonus program approved at the discretion of the Board.

(4)	Ms. Hand served as the Company’s President during the year ended December 31, 2022 until Mr. Edelman’s appointment as President on January 13, 2023.

Elements of Compensation

Our executive compensation program consisted of the following components of compensation during the years ended December 31, 2023 and 2022:

Base Salary

Each of our executive officers receives a base salary for the expertise, skills, knowledge and experience he or she offers to our management team. The base salary of each of our executive officers is re-evaluated annually, and may be adjusted to reflect:

●	the nature, responsibilities, and duties of the officer’s position;

●	the officer’s expertise, demonstrated leadership ability, and prior performance;

●	the officer’s salary history and total compensation, including annual equity incentive awards; and

●	the competitiveness of the officer’s base salary.

Executive Bonus

The Compensation Committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our business objectives. Bonus amounts depend on the level of achievement of individual performance goals, with a target bonus generally set as a percentage of base salary and based on the achievement of pre-determined milestones.  For the year ended December 31, 2023, each of our Named Executive Officers was awarded a bonus by the Compensation Committee in the amount set forth in the Summary Compensation Table above.

Equity Incentive Awards

We believe that to attract and retain management, key employees and non-management directors, the compensation paid to these persons should include, in addition to base salary, annual equity incentives. Our Compensation Committee determines the amount and terms of equity-based compensation granted to each individual. In determining whether to grant certain equity awards to our executive officers, the Compensation Committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as the executive officer’s contribution towards goals of the Company. All equity awards issued to our Named Executive Officers during the years ended December 31, 2023 and 2022 were issued under our 2014 Plan.

Employment Agreements and Potential Payments upon Termination or Change of Control

Employment Agreements with Named Executive Officers

Ann Hand

On January 5, 2022, we entered into an employment agreement with Ms. Hand, which provides that Ms. Hand shall continue to serve as our Chief Executive Officer, President and Chair of the Board. The term of the agreement is through December 31, 2024 (the “Hand Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Hand Initial Term or a Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Hand Renewal Term”). The employment agreement with Ms. Hand provides for a base annual salary of $425,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Ms. Hand shall be entitled to (i) an annual cash bonus, the amount of which shall be determined by our Compensation Committee, (ii) health insurance for herself and her dependents, for which the Company shall pay 90% of the premiums, (iii) reimbursement for all reasonable business expenses, and (iv) participate in the Company’s annual variable compensation plan approved by the Board. As additional compensation, Ms. Hand was issued a grant of 45,000 performance stock units (“PSUs”) (the “Hand PSUs”), with equal increments of 20% of the Hand PSUs vesting upon the 60-day volume weighted average price of the Company’s Common Stock (the “60-Day VWAP”) reaching (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share. Ms. Hand has been granted the Hand PSUs in lieu of participating in the equity-grant component, granted pursuant to the Plan, of the Company’s annual executive compensation plan during the Hand Initial Term.

On April 30, 2023, the Board approved the cancellation of 45,000 PSUs previously granted to Ms. Hand under the 2014 Plan.  In exchange for the cancelled PSUs, Ms. Hand was granted an award of 45,000 PSUs, with equal increments of 20% vesting upon the 60-Day VWAP reach each of (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share, in each case, as quoted on the Nasdaq Capital Market. The modified PSUs have a five-year term from the date of approval and modification.

Ms. Hand’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause or by Ms. Hand for Good Reason, as those terms are defined in the agreement, she shall receive a severance package consisting of the following: (i) all accrued obligations as of the termination date; (ii) a cash payment equal to the greater of (A) her base annual salary for 18 months, or (B) the remaining payments due for the term of the agreement; and (iii) the immediate vesting of all options, RSUs and PSUs, that utilize time-based vesting, set to vest over the 18 month period from and after the Termination Date; and (iv) 13,500 of the Hand PSUs shall immediately vest. In the event of termination by us with Cause or by Ms. Hand without Good Reason, Ms. Hand shall be entitled to all salary and benefits accrued prior to the termination date, and nothing else; provided, however, that Ms. Hand shall be entitled to exercise that portion of the Hand Warrant that has vested as of the effective date of the termination until the Hand Warrant’s expiration.

Ms. Hand’s employment agreement replaces a prior employment agreement entered into by the Company and Ms. Hand on June 16, 2017, as amended and restated on November 15, 2018.

Ms. Hand currently serves as the Company’s Chief Executive Officer and Chair of the Board, and served as President until January 13, 2023, when Mr. Edelman was appointed President of the Company.

David Steigelfest

On January 5, 2022, we entered into an employment agreement with Mr. Steigelfest, which provides that Mr. Steigelfest shall continue to serve as our Chief Platform Officer. The initial term of the agreement is three years (the “Steigelfest Initial Term”), and provided that neither party provides 30 days' notice prior to the expiration of the Steigelfest Initial Term or a Steigelfest Renewal Term of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Steigelfest Renewal Term”). The employment agreement with Mr. Steigelfest provides for a base annual salary of $330,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Mr. Steigelfest shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 50% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iv) annual variable compensation plan approved by the Board. As additional compensation, Mr. Steigelfest was issued a grant of 7,500 performance stock units (“PSUs”) (the “Steigelfest PSUs”), with equal increments of 20% of the Steigelfest PSUs vesting upon the 60-Day VWAP reaching (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share. Mr. Steigelfest has been granted the Steigelfest PSUs in lieu of participating in the equity-grant component, granted pursuant to the Plan, of the Company’s annual executive compensation plan during the Steigelfest Initial Term.

On April 30, 2023, the Board approved the cancellation of 7,500 PSUs previously granted to Mr. Steigelfest under the 2014 Plan.  In exchange for the cancelled PSUs, Mr. Steigelfest was granted an award of 7,500 PSUs, with equal increments of 20% vesting upon the 60-Day VWAP reach each of (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share, in each case, as quoted on the Nasdaq Capital Market. The modified PSUs have a five-year term from the date of approval and modification.

In the event the Company terminates Mr. Steigelfest without Cause, or Mr. Steigelfest resigns for Good Reason (each as defined in the agreement), Mr. Steigelfest will be entitled to a cash payment equal to 12 months of the Steigelfest Base Pay from the date of such termination. In the event the Company terminates Mr. Steigelfest for Cause, or, Mr. Steigelfest resigns without Good Reason, Mr. Steigelfest shall only be entitled to salary and benefits accrued prior to such date, provided that Mr. Steigelfest shall retain the right for 90 days from the date of such termination or resignation to exercise any Awards which are vested as of such date. In the event of a Change-In-Control (as defined in the agreement), the vesting of all Awards granted to Mr. Steigelfest shall accelerate, and all such Awards shall be considered fully vested immediately prior to such Change-In-Control.

Mr. Steigelfest’s employment agreement replaces a prior employment agreement entered into by the Company and Mr. Steigelfest on October 31, 2016, as amended and restated on November 1, 2018.

Matt Edelman

On January 5, 2022, we entered into an employment agreement with Mr. Edelman, which provides that Mr. Edelman shall continue to serve as our Chief Commercial Officer. The initial term of the agreement is three years (the “Edelman Initial Term”), and provided that neither party provides 30 days' notice prior to the expiration of the Edelman Initial Term or a Edelman Renewal Term of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Edelman Renewal Term”). The employment agreement with Mr. Edelman provides for a base annual salary of $330,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Mr. Edelman shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 50% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iv) annual variable compensation plan approved by the Board. As additional compensation, Mr. Edelman was issued a grant of 7,500 performance stock units (“PSUs”) (the “Edelman PSUs”), with equal increments of 20% of the Edelman PSUs vesting upon the 60-Day VWAP reaching (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share. Mr. Edelman has been granted the Edelman PSUs in lieu of participating in the equity-grant component, granted pursuant to the Plan, of the Company’s annual executive compensation plan during the Hand Initial Term.

On April 30, 2023, the Board approved the cancellation of 7,500 PSUs previously granted to Mr. Edelman under the 2014 Plan.  In exchange for the cancelled PSUs, Mr. Edelman was granted an award of 7,500 PSUs, with equal increments of 20% vesting upon the 60-Day VWAP reach each of (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share, in each case, as quoted on the Nasdaq Capital Market. The modified PSUs have a five-year term from the date of approval and modification.

In the event the Company terminates Mr. Edelman without Cause, or Mr. Edelman resigns for Good Reason (each as defined in the agreement), Mr. Edelman will be entitled to a cash payment equal to six months of the Edelman Base Pay from the date of such termination. In the event the Company terminates Mr. Edelman for Cause, or, Mr. Edelman resigns without Good Reason, Mr. Edelman shall only be entitled to salary and benefits accrued prior to such date, provided that Mr. Edelman shall retain the right for 90 days from the date of such termination or resignation to exercise any Awards which are vested as of such date. In the event of a Change-In-Control (as defined in the agreement), the vesting of all Awards granted to Mr. Edelman shall accelerate, and all such Awards shall be considered fully vested immediately prior to such Change-In-Control.

Mr. Edelman’s employment agreement replaces a prior employment agreement entered into by the Company and Mr. Edelman on November 1, 2018.

On January 13, 2023, Mr. Edelman was appointed as President of the Company in addition to his ongoing role as Chief Commercial Officer.

Employment Agreement with Other Executive Officers

Michael Wann

On January 5, 2022, we entered into an executive employment agreement with Mr. Wann to serve as our Chief Strategy Officer and Executive Vice President of Sales, which served as an amendment and restatement of the existing executive employment agreement of Mr. Wann dated June 1, 2021.

The agreement provided that Mr. Wann would continue to serve for a term beginning on the Effective Date, and concluding on the third anniversary thereof, and that Mr. Wann would be entitled to (i) an annual base salary of $330,000, which may be increased annually at the sole discretion of the Company’s Board; (ii) participation in the Company’s annual variable compensation plan approved by the Board; (iii) in conjunction with Mr. Wann’s prior executive employment agreement executed on June 1, 2021, Mr. Wann was issued a grant, pursuant to the 2014 Plan, of 6,000 non-qualified options to purchase the Company’s Common Stock (“Options”), exercisable for a period of 10 years at the closing trading price as listed on the Nasdaq Capital Market as of the June 1, 2021, with 25% of the Options vesting an the one-year anniversary of June 1, 2021, and the remaining Options vesting in 36 equal monthly installments thereafter; (iv) participate in the Company’s health insurance plan offered by the Company to its employees; (v) participate in the Company’s 401(k) Plan; and (vi) reimbursement for all reasonable business expenses.

On January 13, 2023, Mr. Wann stepped down from his positions as director and Chief Strategy Officer of the Company and Executive Vice President of Sales.

In connection with Mr. Wann stepping down from his roles in the Company, the Company and Mr. Wann entered into a Transition Letter Agreement (the “Agreement”), pursuant to which Mr. Wann will remain a full-time strategic advisor of the Company from the Effective Date through July 14, 2023 (the “Term”). During the Term, Mr. Wann: (i) may not be terminated by the Company from his role as a strategic advisor for any reason; (ii) will continue to be paid on a semi-monthly basis at his current salary of $330,000 per year (the “Annual Salary”); (iii) will continue to have access to all employee benefits and  all outstanding options and restricted stock units (collectively, “Awards”) granted prior to the Effective Date will continue to vest, with no changes to the terms of the Awards under his existing employment agreement with the Company, dated January 5, 2022 (the “Employment Agreement”); and (iv) will be eligible to participate in the 2022 SLG executive bonus plan.  In the event Mr. Wann finds other employment during the Term, Mr. Wann will be entitled to the remainder of his Annual Salary not previously paid to him during the Term, payable in a lump sum payment due within 30 days of Mr. Wann’s termination of his employment with the Company.  In exchange for being released from Mr. Wann’s intellectual property assignment agreement for future intellectual property developed by him, Mr. Wann will continue to be bound by the confidentiality and non-solicitation provisions of the Employment Agreement. With exception to the sections referenced in the Agreement, the Agreement replaces and supersedes the Employment Agreement.

Clayton Haynes

On January 5, 2022 (the “Effective Date”) we entered into an executive employment agreement with Clayton Haynes (the “Haynes Employment Agreement”), which provides that Mr. Haynes will continue to serve as the Company’s Chief Financial Officer, for a term beginning on the Effective Date, and concluding on the third anniversary thereof (the “Haynes Initial Term”), and, provided that neither party provides 30 days’ notice prior to the expiration of the Haynes Initial Term or a Haynes Renewal Term (defined below) of their intent to allow the Haynes Employment Agreement to expire and thereby terminate, the Haynes Employment Agreement shall continue in effect for successive periods of one year (each, a “Haynes Renewal Term”).

Pursuant to the Haynes Employment Agreement, Mr. Haynes will be entitled to: (i) an annual base salary of $310,000, which may be increased annually at the sole discretion of the Company’s Board (the “Haynes Base Salary”); (ii) a grant, pursuant to the 2014 Plan, of 7,500 Performance Stock Units (“PSUs”) (the “Haynes PSUs”), with equal increments of 20% of the Haynes PSUs vesting upon the 60-Day VWAP reaching each of (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share; (iii) participate in the Company’s annual variable compensation plan approved by the Board; (iv) participate in the Company’s health insurance plan offered by the Company to its employees; (v) participate in the Company’s 401(k) Plan; and (vi) reimbursement for all reasonable business expenses.

On April 30, 2023, the Board approved the cancellation of 7,500 PSUs previously granted to Mr. Haynes under the 2014 Plan.  In exchange for the cancelled PSUs, Mr. Haynes was granted an award of 7,500 PSUs, with equal increments of 20% vesting upon the 60-Day VWAP reach each of (A) $16.00 per share, (B) $20.00 per share, (C) $24.00 per share, (D) $28.00 per share, and (E) $32.00 per share, in each case, as quoted on the Nasdaq Capital Market. The modified PSUs have a five-year term from the date of approval and modification.

In the event: (i) the Company terminates Mr. Haynes without Cause, or Mr. Haynes resigns for Good Reason, Mr. Haynes will be entitled to a cash payment equal to six months of the Haynes Base Salary from the date of such termination; or (ii) the Company terminates Mr. Haynes for Cause, or, Mr. Haynes resigns without Good Reason, Mr. Haynes shall be only be entitled to salary and benefits accrued prior to such date, provided that Mr. Haynes shall retain the right for 90 days from the date of such termination or resignation to exercise any Awards which are vested as of such date.

In the event of a Change-In-Control, the vesting of all equity awards granted to Mr. Haynes shall accelerate, and all such equity awards shall be considered fully vested immediately prior to such Change-In-Control.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses outstanding equity awards held by each of the Named Executive Officers as of December 31, 2023:

		Option/Warrant Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options/ warrants (#) Exercisable		Number of securities underlying unexercised options/ warrants (#) Unexercisable	Option/ warrant Exercise price($)	Option/ warrant expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested(#)

Ann Hand	4/30/2023	61,112	(1)	88,888	$9.80	4/27/2033
	5/27/2021						1,177	(_)	$1,789

David Steigelfest	10/16/14	5,833		-	$6.00	10/16/24
	4/30/2023	8,151	(2)	11,849	$9.80	4/27/2033
	5/27/2021						376	(_)	$572
	6/16/22						2,167	(3)	$3,294

Matt Edelman	4/30/2023	24,448	(4)	35,552	$9.80	4/27/2033
	5/27/2021						359	(_)	$545
	6/16/22						2,167	(5)	$3,294

(1)

On April 30, 2023, Ms. Hand cancelled certain stock options with original grant dates of June 5, 2015, June 16, 2017, October 31, 2018, February 11, 2020, August 5, 2020, and May 27, 2021, previously granted to Ms. Hand under the Issuer's 2014 Amended and Restated Employee Stock Option and Incentive Plan (the “2014 Plan”), pursuant to a Board approved exchange. In exchange for the cancelled options, Ms. Hand was granted options to purchase 150,000 shares of the Issuer's common stock under the 2014 Plan, which options vested one-third on April 30, 2023, with the remainder vesting monthly over the thirty-six month period thereafter.

(2)

On April 30, 2023, Mr. Steigelfest cancelled certain stock options with original grant dates of October 16, December 21, 2015, February 11, 2020, August 5, 2020 and May 27, 2021 , previously granted to Mr. Steigelfest under the Issuer's 2014 Amended and Restated Employee Stock Option and Incentive Plan (the “2014 Plan”), pursuant to a Board approved exchange. In exchange for the cancelled options, Mr. Steigelfest was granted options to purchase 20,000 shares of the Issuer's common stock under the 2014 Plan, which options vested one-third on April 30, 2023, with the remainder vesting monthly over the thirty-six month period thereafter.

(3)	Represents a grant of 3,250 RSUs granted on June 16, 2022, which vests in three equal annual installments beginning on February 1, 2022.

(4)

On April 30, 2023, Mr. Edelman cancelled certain stock options with original grant dates of February 11, 2020, August 5, 2020, and May 27, 2021, previously granted to Mr. Edelman under the Issuer's 2014 Amended and Restated Employee Stock Option and Incentive Plan (the “2014 Plan”), pursuant to a Board approved exchange. In exchange for the cancelled options, Mr. Edelman was granted options to purchase 60,000 shares of the Issuer's common stock under the 2014 Plan, which options vested one-third on April 30, 2023, with the remainder vesting monthly over the thirty-six month period thereafter.

(5)	Represents a grant of 3,250 RSUs granted on June 16, 2022, which vests in three equal annual installments beginning on February 1, 2022.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2014 Plan	396,000	$15.70	87,000
Equity compensation plans not approved by security holders	31,000	49.21	-
Total	427,000	$18.14	117,000

Stock Option and Incentive Plan

Amended and Restated 2014 Stock Option and Incentive Plan

The Super League 2014 Stock Option and Incentive Plan was approved by the Board of Directors and the stockholders of Super League in October 2014. The 2014 Plan was subsequently amended in May 2015, May 2016, July 2017, October 2018, May 2020, April 2021, June 2022 and September 2023. The Plan allows grants of stock options, stock awards and performance shares with respect to Common Stock of the Company to eligible individuals, which generally includes directors, officers, employees, advisors and consultants. The Plan provides for both the direct award and sale of shares of Common Stock and for the grant of options to purchase shares of Common Stock. Options granted under the Plan include non-statutory options as well as incentive options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

The Board of Directors administers the Plan and determines which eligible individuals are to receive option grants or stock issuances under the Plan, the times when the grants or issuances are to be made, the number of shares of Common Stock subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.. The maximum number of shares of Common Stock issuable under the 2014 Plan is currently 15.0 million shares, subject to adjustments for stock splits, stock dividends or other similar changes in our Common Stock or our capital structure.

Non-Executive Director Compensation

On January 31, 2019, and as amended on August 13, 2019, effective July 1, 2019, our Board adopted a director compensation plan for our non-employee directors, the details of which are presented in the table below. We do not provide deferred compensation or retirement plans for non-employee directors.

Schedule of Director Fees

Compensation Element	Cash (1)		Equity (2)
Annual Retainer	$25,000	(3)	$60,000	(4)
Audit Committee Chair	$15,000		$-
Compensation Committee Chair	$10,000		$-
Nominating and Governance Committee Chair	$5,000		$-
Audit and Nominating and Governance Committee Member	$5,000		$-
Compensation Committee Member	$3,500		$-
Strategic Committee Chair	$15,000
Strategic Committee Member	$10,000

(1)	Cash compensation is payable in equal installments on a quarterly basis; provided, however, that no monthly cash retainer will be paid after any termination of service.

(2)

Equity awards will be issuable in the form of restricted stock units (“RSUs”). On the date of the Company’s annual meeting of stockholders, each director will receive RSUs at a per share price equal to the closing price of the Company’s common stock on the grant date, which RSU will become fully vested on the one-year anniversary of the initial grant date.

(3)	Any new non-employee director appointed to the Board will receive cash compensation equal to a prorated portion of the annual retainer amount.

(4)

Any new non-employee director appointed to the Board will receive RSUs having a grant date value equal to a prorated portion of annual RSU award amount, which RSUs will become fully vested on the earlier of (i) the one-year anniversary of the initial grant date or (ii) the next annual meeting of the Company’s stockholders.

2023 Summary Table of Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a non-employee director during the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Other Compensation ($)		Total ($)

Jeff Gehl (2)	$42,500	$60,000	$		$102,500
Mark Jung (3)(4)	$43,750	$60,000		$90,000	$193,750
Michael Keller (5)	$41,000	$60,000	$		$101,000
Kristian Patrick (6)	$28,500	$60,000	$		$88,500

(1)

The following table presents: (a) the aggregate number of RSUs granted during the year ended December 31, 2023, the grant date fair values of which are reflected in the table above; (b) the aggregate number of outstanding unvested RSUs at December 31, 2023; and (c) the aggregate number of outstanding options (both vested and unvested) at December 31, 2023. The grant date fair value is calculated in accordance with the FASB’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). The methodology used to calculate the estimated value of the equity awards granted is set forth under Note 2 and Note 8 to the audited Financial Statements as of and for the years ended December 31, 2022 and 2021, included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not represent the actual value, if any, that may be realized by the individuals listed in the table.

	Restricted Stock Awards Listed in the Table Above		Aggregate Awards as of December 31, 2023
Name	Number of Unvested Shares of Restricted Stock	Number of Vested Shares of Restricted Stock	Aggregate Number of Unvested Restricted Stock Awards Outstanding	Aggregate Number of Options Outstanding

Gehl	27,027	-	27,027	25,001
Jung	27,027	-	27,027	-
Keller	27,027	-	27,027	-
Patrick	27,027	-	27,027	-

(2)	Amounts paid to Mr. Gehl consist of his annual retainer and Audit Committee Chair fees, as described above.

(3)	Amounts paid to Mr. Jung consist of his annual retainer, Compensation Committee Chair fees, and Audit Committee member fees, as described above.

(4)

In connection with Mr. Jung’s appointment as a director on our Board, the Company and Mr. Jung entered into the Consulting Agreement (defined below), pursuant to which Mr. Jung will provide the Company with strategic advice and planning services for which Mr. Jung receives a cash payment of $7,500 per month from the Company. The Consulting Agreement had an initial term that extended to December 31, 2019, was extended through June 30, 2020, and continues on a month-to-month basis, upon mutual agreement of Mr. Jung and the Company.

(5)

Amounts paid to Mr. Keller consist of his annual retainer, Nominating and Governance Committee Chair fees, Compensation Committee member fees and Audit Committee member fees, as described above. Mr. Keller was appointed to the Compensation Committee in April 2020.

(6)	Amounts paid to Ms. Patrick consist of her annual retainer and Compensation Committee member fees, as described above.

Certain Relationships And Related Transactions

In connection with Mr. Jung’s appointment as a director on our Board, the Company and Mr. Jung entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Jung will provide the Company with strategic advice and planning services for which Mr. Jung will receive a cash payment of $7,500 per month from the Company. The Consulting Agreement had an initial term that continued until December 31, 2019, and was extended through December 31, 2020 upon mutual agreement of Mr. Jung and the Company, and continued on a month-to-month basis during 2022 and 2023.

Related Party Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Accordingly, our Board has adopted a written policy addressing the approval of transactions with related persons, in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Capital Market. Pursuant to our Related Persons Transactions Policy (the “Policy”), any related-person transaction, and any material amendment or modification of a related-person transaction, is required to be reviewed and approved or ratified by the Board’s Audit Committee, which shall be composed solely of independent directors who are disinterested, or in the event that a member of the Audit Committee is a Related Person, as defined below, then by the disinterested members of the Audit Committee; provided, however, that in the event that management determines that it is impractical or undesirable to delay the consummation of a related person transaction until a meeting of the Audit Committee, then the Chair of the Audit Committee may approve such transaction in accordance with this policy; such approval must be reported to the Audit Committee at its next regularly scheduled meeting. In determining whether to approve or ratify any related person transaction, the Audit Committee must consider all of the relevant facts and circumstances and shall approve only those transactions that are deemed to be in the best interests of the Company.

Pursuant to our Policy and SEC rules, a “related person transaction” includes any transaction, arrangement or relationship which: (i) the Company is a participant; (ii) the amount involved exceeds $120,000; and (iii) an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, had or will have a direct or indirect material interest (each a “Related Person”).

In connection with the review and approval or ratification of a related person transaction:

●

Management shall be responsible for determining whether a transaction constitutes a related person transaction subject to the Policy, including whether the Related Person has a material interest in the transaction, based on a review of all of the facts and circumstances; and

●

Should management determine that a transaction is a related person transaction subject to the Policy, it must disclose to the Audit Committee all material facts concerning the transaction and the Related Person’s interest in the transaction.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 31, 2023, as amended on May 1, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 15, 2023;

our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 14, 2023;

our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on November 14, 2023;

●	our Current Report on Form 8-K filed on January 20, 2023;

●	our Current Report on Form 8-K filed on February 6, 2023;

●	our Current Report on Form 8-K filed on April 10, 2023;

●	our Current Report on Form 8-K filed on April 25, 2023;

●	our Current Report on Form 8-K filed on May 4, 2023;

●	our Current Report on Form 8-K filed on May 9, 2023, as amended on May 10, 2023;

●	our Current Report on Form 8-K filed on June 2, 2023;

●	our Current Report on Form 8-K filed on June 14, 2023;

●	our Current Report on Form 8-K filed on July 14, 2023;

●	our Current Report on Form 8-K filed on August 24, 2023;

●	our Current Report on Form 8-K filed on September 8 2023;

●	our Current Report on Form 8-K filed on September 13, 2023;

●	our Current Report on Form 8-K filed on September 27, 2023;

●	our Current Report on Form 8-K filed on December 6, 2023;

●	our Current Report on Form 8-K filed on December 22, 2023;

●	our Current Report on Form 8-K filed on March 1, 2024;

●	our Current Report on Form 8-K filed on March 15, 2024; and

●

the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Enterprise, Inc.

2912 Colorado Ave., Suite #203

Santa Monica, California 90404

(213) 421-1920

This prospectus is part of a registration statement we filed with the Commission. You should only rely on the information or representations contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California.

EXPERTS

The financial statements of Super League Enterprise, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, incorporated in this prospectus by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon, have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our Common Stock is registered with the Commission under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available at the website of the Commission at www.sec.gov.

We maintain a website at http://www.superleague.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at the website of the SEC referenced above.

16,003,844 SHARES

COMMON STOCK

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Commission registration fee.

Amount

Commission Registration Fee	$4,417.26
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$8,000
Transfer Agent and Registrar fees and expenses	$2,500
Miscellaneous Expenses	$2,500
Total expenses	$42,417.26

* To be included by amendment.

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Charter and Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Name	Incorporation by Reference

1.1	Form of Placement Agent Agreement	Exhibit 10.2 to the Current Report on Form 8-K, filed on December 22, 2023
3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.	Exhibit 3.1 to the Registration Statement, filed on January 4, 2019
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019.	Exhibit 3.3 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated July 24, 2020	Exhibit 3.1 to the Current Report on Form 8-K, filed on July 24, 2020
3.4	Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock	Exhibit 3.5 to the Annual Report on Form 10-K for the year ended December 31, 2022
3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series A-2 Preferred Stock	Exhibit 3.6 to the Annual Report on Form 10-K for the year ended December 31, 2022
3.6	Certificate of Designation of Preferences, Rights and Limitations of the Series A-3 Preferred Stock	Exhibit 3.7 to the Annual Report on Form 10-K for the year ended December 31, 2022
3.7	Certificate of Designation of Preferences, Rights and Limitations of the Series A-4 Preferred Stock	Exhibit 3.8 to the Annual Report on Form 10-K for the year ended December 31, 2022
3.8	Certificate of Designation of Preferences, Rights and Limitations of the Series A-5 Preferred Stock	Exhibit 3.9 to the Annual Report on Form 10-K for the year ended December 31, 2022
3.9	Certificate of Designation of Preferences, Rights and Limitations of the Series AA Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K, filed on April 25, 2023
3.10	Certificate of Designation of Preferences, Rights and Limitations of the Series AA-2 Preferred Stock	Filed herewith.
3.11	Certificate of Designation of Preferences, Rights and Limitations of the Series AA-3 Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K, filed on May 4, 2023
3.12	Certificate of Designation of Preferences, Rights and Limitations of the Series AA-4 Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K/A, filed on May 9, 2023, as amended on May 10, 2023.
3.13	Certificate of Designation of Preferences, Rights and Limitations of the Series AA-5 Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K, filed on June 2, 2023
3.14	Certificate of Amendment to Super League Gaming, Inc.’s Second Amended and Restated Certificate of Incorporation, as amended	Exhibit 3.2 to the Current Report on Form 8-K, filed on June 2, 2023
3.15	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, of Super League Gaming, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on September 8, 2023
3.16	Certificate of Designation of Preferences, Rights and Limitations of the Series AAA Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K, filed on December 6, 2023
3.17	Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-2 Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K, filed on December 22, 2023
4.1	Form of Common Stock Certificate.	Exhibit 4.1 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
4.2	Form of Series AAA Subscription Agreement	Exhibit 10.1 to the Current Report on Form 8-K filed on December 6, 2023
4.3	Form of Registration Rights Agreement	Exhibit 10.2 to the Current Report on Form 8-K filed on December 6, 2023
4.4	Form of Series A Exchange Agreement	Exhibit 10.3 to the Current Report on Form 8-K filed on December 6, 2023
4.5	Form of Series AA Exchange Agreement	Exhibit 10.4 to the Current Report on Form 8-K filed on December 6, 2023

4.6	Form of Placement Agent Warrants	Exhibit 10.5 to the Current Report on Form 8-K filed on December 6, 2023
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.
10.1	Mutual General Release and Settlement Agreement between 3i, LP, BPY Limited. and Nomis Bay, LTD and Super League Enterprise, Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on March 15, 2024.
23.1*	Consent of Independent Registered Public Accounting Firm – Withum Smith+Brown, PC
23.2*	Consent of Independent Registered Public Accounting Firm – Baker Tilly US, LLP
24.1	Power of Attorney (filed on the signature page hereto)	Filed herewith.
107	Filing Fee Table	Filed herewith.

* To be filed by amendment

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California, on March 15, 2024.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Ann Hand
Ann Hand
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Ann Hand as attorney-in-fact, with power of substitution, for her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ann Hand	Chief Executive Officer	March 15, 2024
Ann Hand	and Chair of the Board
(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	March 15, 2024
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ David Steigelfest	Director	March 15, 2024
David Steigelfest

/s/ Jeff Gehl	Director	March 15, 2024
Jeff Gehl

/s/ Kristin Patrick	Director	March 15, 2024
Kristin Patrick

/s/ Mark Jung	Director	March 15, 2024
Mark Jung

/s/ Michael Keller	Director	March 15, 2024
Michael Keller